Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated December 1, 2005, by and between AMERICAN HYPERBARIC, INC., a Florida corporation (the “Company”) and John Capotorto (the ”Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive desire to enter into an employment agreement which will set forth in writing the terms and conditions of their agreements and understandings with respect to the Executive’s employment and compensation by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1. EMPLOYMENT

The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon all of the terms and conditions of this Agreement.

2. TERM

Subject to earlier termination as provided for in Section 9 hereof, the term of this Agreement shall be for five (5) years commencing on April 1, 2006 and ending on April 1, 2011 (the “Employment Term”).

3. EXECUTIVE’S REPRESENTATIONS AND WARRANTIES

The Executive hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Executive is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Executive.

4. DUTIES AND EXTENT OF SERVICES

The Executive shall be employed as the Company’s Chairman and Medical Director and shall report directly to the Chief Executive Officer of the Company. The Executive shall be involved with all principal clinical activities of the Company and other day to day activities as may be delegated or assigned to the Executive from time to time, commensurate with his title and position as described in this Section 4, by the Company’s Board of Directors or Chief Executive Officer. The Executive shall report directly to the Company’s Chief Executive Officer. The Executive agrees to devote in good faith his full business time, skill, attention and energy exclusively to the Company, and shall use his best efforts to be loyal and faithful at all times, and to exercise his talents and capabilities toward the interests and operations of the Company. It shall not be considered a violation of the foregoing for the Executive to provide assistance and services to charitable, industry or community organizations, boards and committees, and manage the Executive’s personal investments, so long as such activities do not materially conflict or interfere with Executive’s performance of his duties under this Agreement. The Executive’s office shall be located at 32 Elm Place Rye New York, 10580, or such other location as may be mutually agreed upon in writing by the Company and the Executive, provided that any such other location is not greater than fifteen (15) miles from Rye, New York.

5. COMPENSATION

During the first year of the Employment Term, in consideration of the Executive’s representations, warranties, covenants and agreements set forth in this Agreement, the Company will compensate the Executive with a salary at the annual rate of $300,000.00 (“Base Rate”), payable in accordance with the Company’s normal payroll procedures; provided, however, that the Executive shall be paid in equal installments no less frequently than bi-weekly. For each year of the Employment Term after the initial year of the Employment Term, in consideration of the Executive’s representations, warranties, covenants and agreements set forth in this Agreement, the Executive’s compensation from the Company shall be the Base Rate increased by a minimum of Ten Thousand Dollars ($10,000) per year plus such other amount(s) as the Board of Directors of the Company may determine. During the Employment Term, the Executive’s Base Rate, as such may have been increased from time to time in accordance herewith, may never be decreased. All sums payable under this Section 5 shall be reduced by all federal, state, local and other withholding and similar taxes and payments required to be withheld by the Company by applicable law. The Executive shall also be entitled to an annual performance bonus as may be determined by the Company’s Board of Directors.

6. FRINGE BENEFITS AND EXPENSES

A. The Executive Plans. The Executive shall be eligible (subject to the terms and conditions of particular plans and programs) to participate in such medical, hospitalization, group health, accident, disability and life insurance programs and plans, such 401(k) plans, profit sharing, stock option, incentive compensation and stock purchase plans and such other employee benefit and welfare programs and plans to the same extent such programs and plans are made available by the Company to any of its other similarly-situated executive employees, whether now or hereafter existing. Notwithstanding the above, the Executive shall be entitled to family coverage at the Company’s expense under a Company group PPO (as presently covered, or any other group health insurance plan that the Company may offer to its similarly-situated executive employees in the future) or, at the Executive’s option, she shall be entitled to family coverage under any health insurance plan of his own choosing and the Company shall promptly reimburse the Executive for the cost of such health insurance coverage as and when incurred. Notwithstanding anything contained herein to the contrary or any health insurance premium payment agreement that the Company currently has or may have in the future with its other similarly-situated executive employees, the Company shall pay any and all of the premiums for any such health insurance for the Executive, including, but not limited to, any premiums which the Company may otherwise require similarly-situated executive employees to pay.

B. Other Expenses. The Company shall promptly pay or reimburse the Executive for his out-of-pocket costs and expenses incurred in connection with the performance of his duties and responsibilities hereunder to the earlier of the expiration of the Employment Term or the termination of employment of the Executive under Section 9 hereof, subject to the submission by the Executive of appropriate invoices, receipts and other supporting documentation.

C. Automobile Expenses. The Company shall lease or purchase an automobile selected by the Executive for the Executive at the Company’s expense. The Company shall not be required to expend more than Twenty-Five Thousand Dollars ($25,000) per annum on such lease or automobile loan.

7. VACATIONS

The Executive shall be entitled to eight (8) weeks of paid vacation per year of the Employment Term. The Executive shall not be entitled to be compensated for any unused vacation during any year of the Employment Term or upon termination of this Employment Agreement. The periods during which the Executive will be absent from work shall be determined by the Executive taking into account the needs of the Company’s business.

8. DISABILITY

In accordance with the provisions of Section 9 subparagraph C hereof, the Company may terminate the Executive’s employment in the event of his Disability (as such term is defined in Section 9 subparagraph C hereof). Until such time as the Executive’s employment is terminated by the Company due to his Disability in accordance with the terms hereof, if ever, the Executive shall receive all compensation due to him under Sections 5 and 6 hereof.

9. TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

Notwithstanding any provisions of this Agreement to the contrary, the Executive’s employment hereunder shall automatically terminate upon his death and may be terminated earlier in accordance with the provisions of subparagraphs A, B, C and D of this Section 9.

A. The Executive’s employment may be terminated by the Company upon fifteen (15) days’ prior written notice to the Executive “for cause.” For the purposes of this Employment Agreement, “for cause” means: (i) conviction of the Executive of fraud or a felony; (ii) embezzlement from the Company; (iii) willful and continued material failure by the Executive to perform the duties and services required under this Agreement for a continuous period of forty-five (45) days following written notice thereof from the Company; or (iv) the Executive voluntarily leaving the employ of the Company, other than as provided in subparagraph D below, prior to the expiration of the Employment Term. Except with respect to the for cause events specified in clauses (i) and (iv) above, the Company may not terminate the Executive for cause unless such for cause event, instance, happening, behavior, etc. continues uncured for a period of thirty (30) consecutive days following the date of receipt by the Executive specifying the nature of such for cause event, instance, happening, behavior, etc.

B. The Executive’s employment may be terminated by the Company, without cause, on thirty (30) days’ prior written notice to the Executive.

C. The Executive’s employment may be terminated by the Company after having established the Executive’s “Disability” (as defined below), by giving the Executive written notice of its intention to terminate the Executive’s employment due to such Disability. For purposes of this Agreement, “Disability” means the Executive’s inability to perform substantially his duties and responsibilities to the Company by reason of a physical or mental incapacity or infirmity (i) for a continuous period of one hundred eighty (180) days, not including any permitted annual leave days or holidays; or (ii) for a cumulative period of one hundred eighty (180) days in any twelve (12) month period, not including permitted annual leave days or holidays; or (iii) at such earlier time as the Executive submits medical evidence satisfactory to the Company that the Executive has a physical or mental disability or infirmity that will likely prevent the Executive from substantially performing his duties and responsibilities for one hundred and eighty (180) days or longer. In the event of any disagreement between the Executive and the Company as to whether the Executive is physically or mentally incapacitated so as to constitute a “Disability” hereunder, the question of such incapacity shall be submitted to an impartial and reputable physician selected by mutual agreement of the Company and the Executive, or failing such agreement, such impartial and reputable physician shall be selected by two physicians (one of whom shall have been selected by the Company, and the other by the Executive), and the determination of the question of such incapacity by such physician shall be final and binding upon the Company and the Executive. The Company shall pay the fees and expenses of such physician, and the Executive shall submit to any medical examinations reasonably necessary to enable such physician to make a determination as to whether the Executive’s incapacity constitutes a Disability hereunder.

D. The Executive’s employment may be terminated by the Executive, upon prior written notice to the Company, “for good reason.” For the purposes of this Employment Agreement, “for good reason” means: (i) a material adverse change in the Employee’s title, responsibilities or the assignment of duties to the Executive inconsistent with and/or adverse to the Executive’s current duties; (ii) any failure by the Company to comply with Sections 5, 6, 7 and/or 8 of this Agreement; (iii) any requirement by the Company that the Executive’s office location be located more than fifteen (15) miles from 32 Elm Pl. Rye, New York 10580; (iv) any requirement that the Executive travel in connection with his duties under this Agreement to any location located more than fifteen (15) miles from 32 Elm Pl., New York; or (v) thirty (30) days following a material breach by the Company of its obligations under this Agreement that is not cured within fifteen (15) days following receipt of written notice from the Executive specifying such breach.

E. Upon termination of employment of the Executive due to the death of the Executive or under subparagraph C above, the Company shall be required to pay the Executive or his estate, as the case may be, in the same manner as set forth in Section 5 hereof, the compensation including, without limitation, any increases contemplated by Section 5 hereof, the Executive would have been entitled to until (i) the expiration of the Employment Term pursuant to Section 5 hereof or (ii) the expiration of the two (2) year period commencing the date of such termination.

F. Upon termination of employment of the Executive under subparagraph B or D above, the Company shall be required to pay the Executive, in the same manner as set forth in Section 5 above, the amount of the compensation including, without limitation, any increases contemplated by Section 5 hereof, the Executive would have been entitled to until the expiration of the Employment Term pursuant to Section 5 hereof.

G. Upon the termination of employment of the Executive under subparagraph A above, the Company shall only be required to pay the Executive, on the date of such termination, any pro-rata amounts due to the Executive under Section 5 hereof as of the date of such termination.

H. Upon termination of employment of the Executive for any reason, the Executive’s rights under the Company’s benefit plans shall be determined under the provisions of those plans. Further, in all occurrences of any termination of employment of the Executive, all expenses as provided for in Section 6 subparagraph B hereunder shall promptly be paid to the Executive by the Company.

I. Notwithstanding the provisions of this Section 9, in order to protect the Executive against the possible consequences and uncertainties of a Change of Control of the Company (as hereinafter defined) and thereby induce the Executive to remain in the employ of the Company, the Company agrees that:

(1) If, during the Employment Term, either (i) the Employee’s employment is terminated by the Company at any time subsequent to a Change of Control other than for “cause” or (ii) the Employee voluntarily terminates such employment within one hundred eighty (180) days subsequent to a Change of Control (the “Evaluation Period”), then in either such event, in addition to any other amounts the Company may be obligated to pay the Executive under this Section 9 in connection with such termination of employment, the Company shall pay to the Employee within ten (10) days after such termination a lump sum payment in cash in an amount equal to two and ninety-nine one hundredths (2.99) times the Employee’s “base amount”, as such term is defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that, at the option of the Employee, exercisable upon written notice to the Company within ten (10) days of such termination of employment, such payment may be paid in equal monthly installments over a three (3) year period commencing on the first day of the month immediately following that in which the Employee’s employment was terminated.

(2) The Company shall pay or reimburse the Employee for all fees and disbursements of counsel, if any, incurred by the Employee as a result of the termination of his employment by the Company following a Change of Control or his voluntary termination of such employment during the Evaluation Period (including, without limitation, those which may be incurred by the Employee in seeking to obtain or enforce any right or benefit provided by this Agreement).

(3) As used in this Section 9 subparagraph I, a “Change of Control” shall be deemed to have occurred if (i) any “person” or “group of persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the Company’s then outstanding securities having the right to vote on the election of directors or (ii) when individuals who are members of the Company’s Board of Directors at any one time shall within a period of thirteen (13) months thereafter cease to constitute a majority of the Board of Directors of the Company except where such change (whether by resignation or otherwise) is approved by a majority of such members of the Board of Directors of the Company who both are then serving as such and were serving as such at the beginning of the period. For the purposes of this Section 9 subparagraph I(3), the term “Company” shall mean the Company and each and every direct and indirect parent of the Company having any class of securities registered under Section 12 of the 1934 Act and/or which are traded on any securities exchange, quoted in any interdealer quotation system or otherwise publicly traded.

(4) Notwithstanding anything to the contrary contained in this Section 9 subparagraph I, the Company shall reduce the amount of any payment referred to in this Section 9 subparagraph I, to the extent that the Company is advised by tax counsel selected by the Company that any portion of any other payment in the nature of compensation to be made to the Employee (whether pursuant to this Agreement or otherwise) would not be deductible by the Company as a result of the application of Section 280G of the Code; provided, however, that the payments referred to in this Section 9 subparagraph I, shall not be reduced to the extent that such counsel advises the Company that any amount of such payments in the nature of compensation to be made to the Employee, including the payment referred to in Section 9 subparagraph I (1) above, is “reasonable” within the meaning of Section 280G(b)(4) of the Code; provided further that no payment which is payable to the Employee pursuant to this Section 9 subparagraph I, shall be reduced if, in the opinion of such counsel, such payment does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

[(5) Notwithstanding anything to the contrary in this Section 9 subparagraph I, the Company will pay to the Executive an amount that, on an after-tax basis (including federal income, excise and social security taxes, and state and local income taxes), equals any excise tax that is determined to be payable by the Executive pursuant to Section 4999 of the Code (and any interest or penalties related to the imposition of such excise tax), by reason of entitlements under this Agreement (including this subparagraph I subsection (5)), as well as entitlements outside of this Agreement that are described in Section 280G(b)(2)(A)(i) of the Code, but after taking into account the payment reduction described in Section 9 subparagraph I subsection (4) above.]

J. The Executive shall be under no obligation to mitigate the amount of any payment provided for under this Section 9 by seeking other employment or otherwise nor shall such amount be offset by any compensation which the Employee may receive from future employment or otherwise.

K. Upon termination of the Executive’s employment for any reason, the Employment Period shall be deemed to have ended.

10. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

A. Confidential Information. The Executive acknowledges that she has been informed that it is the policy of the Company to maintain as secret and confidential all non-public information relating to (i) the financial condition, businesses and interests of the Company and its affiliates; (ii) the systems, know-how (which for the purposes hereof, means all factual knowledge and information which gives to the one acquiring it an ability to produce and market something which one otherwise would not have known how to produce and market with the same accuracy or precision necessary for commercial success), products, services, costs, inventions, patents, patent applications, formulae, research and development procedures, notes and results, computer software programs, planning and development of business and services, and/or programs, methods, methodologies, manuals, lists, manner and method of operations, and other trade secrets heretofore or hereafter acquired, sold, developed and/or used by the Company and its affiliates; (iii) data, plans and projections regarding the locations, development and expansion of existing and proposed facilities, market surveys, studies and analyses; (iv) information concerning the identities, locations and qualifications of professionals and other Third Parties (defined below) presently or prospectively to be retained or employed by the Company; (v) information concerning the identities, locations, prices, costs, and other terms of dealings with referral and reimbursement sources, suppliers, providers, and supplier and provider organizations and entities, administrative and accounting procedures and policies, and information about contractual and other arrangements and affiliations with any of the foregoing; (vi) medical, patient and personal records, existing and prospective patient lists, names and addresses; (vii) statistical, financial cost and accounting data; (viii) administrative operations and procedures; and (ix) all such similar sensitive Company information, including those items referred to in subparagraph B below (all such information being hereinafter collectively referred to as “Confidential Information”); and the Executive further acknowledges that such Confidential Information is of great value to the Company and its affiliates and, in and by reason and as a result of the Executive’s employment by the Company, the Executive will be making use of, acquiring and/or adding to such Confidential Information. Therefore, the Executive understands that it is reasonably necessary to protect the Company’s and its affiliates’ trade secrets, good will and business interests and the Executive does hereby agree that the Executive will not, directly or indirectly (except where authorized by the Board of Directors of the Company for the benefit of the Company and/or its affiliate(s) and/or as required in the course of his employment), during the Employment Term and for a period of five (5) years thereafter divulge or disclose for any purpose whatsoever to any person, firm, corporation or other entity, other than the Company or its affiliates (hereinafter referred to collectively as “Third Parties”), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law. Confidential Information shall not include any information which (i) was in the public domain at the time furnished to, or acquired by, the Executive or (ii) thereafter enters the public domain other than through disclosure by the Executive in breach of this Section 10 subparagraph A.

B. The Company’s Materials. In accordance with the foregoing, the Executive agrees that (i) the Executive will at no time retain or remove from the premises of the Company or its affiliates any such Confidential Information including, but not limited to, any research and development materials, drawings, notebooks, notes, reports, formulae, samples, prototypes, software programs or discs or other containers of software, manuals, data, books, records, materials or documents of any kind or description, whether in writing, audio, video or any other format for any purpose unconnected with the performance of the Executive’s duties with the Company and (ii) upon the cessation or termination of the Executive’s employment with the Company for any reason, the Executive shall forthwith deliver or cause to be delivered to the Company any and all research and development materials, drawings, notebooks, notes, reports, formulae, software programs or discs or other containers of software, manuals, data, books, records, materials and other documents and materials of any kind or description, whether in writing, audio, video or any other format, in the Executive’s possession or under the Executive’s control relating to any Confidential Information or any property or information which is otherwise the property of the Company or its affiliates.

11. COVENANT NOT TO COMPETE

In view of the Confidential Information to be obtained by or disclosed to the Executive, because of the know-how acquired and to be acquired by the Executive, and as a material inducement to the Company to enter into this Agreement, the Executive covenants and agrees that, so long as the Executive is employed by the Company, subject to the balance of this Section 11, and for a period of three (3) years after the Executive ceases to be employed by the Company (i) due to the termination of the employment of the Executive by the Company for cause, (ii) due to the termination of the employment of the Executive by the Company due to the Disability of the Executive, (iii) due to the voluntary termination of the employment of the Executive by the Executive without good reason, or (iv) the expiration of the Employment Term (the “Restricted Period”), the Executive will not engage in Restricted Activity as defined below. Notwithstanding the foregoing, this covenant not to compete will not be applicable and will be of no further force and effect in the event that (i) the Executive is terminated by the Company other than for cause, (ii) the Executive voluntarily terminates his employment with the Company for good reason or (iii) due to a breach of this Agreement by the Company including, but not limited to, the failure by the Company to pay the Executive any amounts due to him under Section 5, Section 6 and/or Section 9 hereof. For the purposes hereof, “Restricted Activity” shall mean engaging, directly or indirectly, whether by the Executive himself or with or through any Third Parties, either as an officer, director, principal, agent, joint venturor, proprietor, shareholder (other than ownership of less than five (5%) percent of the issued and outstanding stock of a public company), employee, independent contractor, subcontractor, administrator, consultant, advisor, or investor, or otherwise, in or for any entity, trade or business (other than for the Company, which term for purposes of this Section 11 means and includes any and all of the Company’s subsidiaries or affiliates) which is engaged in operations or business or providing services, in whole or in part, which is competitive with the operations and/or business of, or with the services provided by, the Company as of the date of the executive’s cessation of the employment with the Company in the United States during the Restricted Period. In addition, Restricted Activity shall include the prohibition of the Executive, directly or indirectly, whether himself or with or through any other Third Parties, from (i) diverting business from, or (ii) soliciting, enticing, endeavoring to entice away from, or causing to terminate a relationship with the Company, any director, officer, employee, contractor, reimbursement source, provider, supplier, insuror, or other third-party pay or of the Company.

12. PATENTS AND PROPRIETARY RIGHTS

The parties agree that the Company shall have and be the owner of all patents, patent applications and other proprietary rights in and to any discovery, concept, idea or invention of any kind or nature, whether patentable or not, including, but not limited to, processes, methods, formulas and techniques, as well as improvements thereon, or know-how related thereto, concerning anything in the present or prospective activities of the Company made, developed or conceived by the Executive during the Employment Term, whether or not during the hours of his employment or with the use of the Company’s name (hereinafter referred to as “Inventions”), and all records, documents, notes and information, oral, in writing, or any other form, including, but not limited to, disc, audio, tape or video, relating to such Inventions shall be owned and be the property of the Company. The Company and the Executive shall promptly and diligently prosecute patents, patent applications, proprietary and other similar rights protecting any products or processes developed pursuant to or during the Employment Term and do all acts necessary for obtaining, sustaining, reissuing, defending or extending any such patent, proprietary or similar right.

To the extent necessary, the Executive hereby assigns and agrees to assign to the Company all of his rights to such Inventions and to applications for United States and/or foreign Letters Patent granted upon such Inventions and the Executive shall acknowledge and deliver to the Company, without charge to the Company, any such written instruments and do such other acts as may be reasonably necessary to vest the entire rights and title thereto to the Company and provided the same does not require significant effort or expense on the part of the Executive.

To the extent a patent or similar right for an Invention is obtainable only in the Executive’s name, the Executive agrees to assign exclusive world-wide licenses and rights to license the patent to the Company for no additional compensation. The Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved.

13. THE COMPANY’S REMEDIES FOR BREACH OF SECTION 10, 11 AND 12

The Executive covenants and agrees that if she shall violate or breach any of his covenants or agreements provided for in Sections 10, 11 or 12 hereof, the Company and/or its affiliates shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits which the Executive, directly or indirectly, has realized or realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provision of Sections 10, 11 or 12 hereof, the Company and/or its affiliates shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief, without posting of bond, from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by the Executive, his partners, agents, representatives, servants, employers or employees, affiliates and/or by any Third Parties affiliated with the Executive. The Company shall be entitled to such injunctive or other equitable relief in addition to any damages which are suffered. Resort by the Company and/or its affiliates to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which the Company or its affiliates may have with respect to such breach or violation.

14. REASONABLENESS OF RESTRICTIONS

A. Reasonableness. The Executive acknowledges that any breach or violation of Sections 10 through 13 hereof will cause irreparable injury and damage and incalculable harm to the Company and its affiliates and that it would be very difficult or impossible to measure the damages resulting from any such breach or violation. The Executive further acknowledges that she has carefully read and considered the provisions of Sections 10 through 13 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical scope and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and goodwill of the Company and its affiliates.

B. Severability. The Executive understands and intends that each provision and restriction agreed to by him in Sections 10 through 13 hereof shall be construed as separate and divisible from every other provision and restriction and that, in the event that any one of the provisions of or restrictions in Sections 10 through 13 hereof shall be held to be invalid or unenforceable, the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions thereof had not been included therein, and any one or more of such valid provisions and restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any such provision relating to time period and/or geographical scope and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical scope or type of restriction such court deems reasonable and enforceable, said time period shall become and shall thereafter be the maximum time period and/or geographical restriction and/or type of restriction which such court deems reasonable and enforceable.

C. Survivability. The restrictions, acknowledgements, covenants and agreements of the Executive set forth in Sections 10 through 14 of this Agreement shall survive any termination of this Agreement (for any reason, including expiration of the Employment Term) for the specific periods provided in those Sections, and, in the absence of any specific periods, for a period of one (1) year from termination of this Agreement.

15. INDEPENDENT COUNSEL

The Company and the Executive agree that each of them have been, or were advised and fully understand that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein, from the commencement of negotiations at all times through the execution of this Agreement.

16. LAW APPLICABLE

This Agreement shall be governed by and construed pursuant to the laws of the State of New York, without giving effect to its conflict of laws principles.

17. NOTICES

All notices required or permitted to be given by either party hereunder shall be in writing and mailed, via certified mail return receipt requested, or by overnight receipted courier (i.e. Federal Express), to the other party addressed as follows:

If to the Executive:

301 East 79th Street

New York, NY 10021

with a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, NY 11554

Attention: Steven J. Kuperschmid, Esq.

If to the Company:

American Hyperbaric, Inc.

32 Elm Place

Rye, New York 10580

Attention: Phillip Forman

With a copy to:

Joseph Emas, Esq.

1210 Washington Avenue, Suite 21

Miami Beach, FL 33139

Any notice mailed as provided above shall be deemed completed on the date of the receipt by the intended recipient thereof.

18. SUCCESSION

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, by reason of the special and unique nature of the services hereunder, the Executive acknowledges and agrees that she cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity.

19. ENTIRE AGREEMENT

This Agreement constitutes the entire final agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the parties hereto, oral or written, concerning the subject matter hereof and may not be amended, modified or terminated except in writing signed by the parties hereto.

20. SEVERABILITY

If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by an arbitrator or a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision(s) were not contained herein.

21. NO WAIVER

A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

22. ATTORNEYS’ FEES

In the event that the Executive brings an action or other proceeding against the Company concerning a matter arising out of this Agreement and the Executive is successful in such action or other proceeding, the Company shall pay the Executive’s reasonable attorneys’ fees and expenses incurred in connection with such action or other proceeding. The Company shall pay its own legal fees and expenses in connection with any action or proceeding arising out of this Agreement, regardless of which party commences such action or other proceeding and which party prevails in such action or other proceeding.

23. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

24. HEADINGS; GENDER

The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement. Words and phrases used herein in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender, unless the context requires otherwise.

25. INDEMNITY OF THE EXECUTIVE

[The Company shall indemnify and hold harmless the Executive from and against any and all claims, judgments, fines, penalties, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and costs) asserted against or incurred by the Executive as a result of acts or omissions of the Executive taken or made in the course of performing his duties and services for the Company or by reason of the Executive acting or having acted as an officer of the Company in situations provided in Article XXV of the Company’s By-Laws, even if later amended, and under Article IX(d) of the Company’s Articles of Incorporation, even if later amended, and, to the maximum extent permitted by law, including, but not limited to Section 607.0850 of the Florida Business Corporation Act (including the advancement of expense provisions thereof); provided, however that such indemnity shall not apply to acts or omissions of the Executive which constitute willful misconduct, gross negligence, or which were intended by the Executive to improperly personally benefit the Executive, or were a violation of the criminal law, unless the Executive had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful. The Company agrees to maintain for the Executive a directors’ and officers’ liability insurance policy not less favorable than any policy that the Company maintains for any of its other similarly-situated employees in general.]

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the day and year first above written.

AMERICAN HYPBERBARIC, INC.

By:
John DeNobile, President

John Capotorto